Exhibit 99.1

MEMORANDUM

TO:	All Directors and Executive Officers of Aon Corporation

FROM:	Jennifer L. Kraft

DATE:	August 24, 2004

SUBJECT:	Blackout Period with respect to Trading of Common Stock of Aon Corporation

The Aon Corporation (the “Company”) 401(k) Plan, known as the Aon Savings Plan (the “Savings Plan”), will be changing recordkeepers from AMVESCAP Retirement, Inc. to CitiStreet.  The conversion will require that a blackout period be imposed on participants’ transactions in the Savings Plan from September 17, 2004 through October 7, 2004 (the “Blackout Period”).  You will be informed if the timing of the Blackout Period changes.

Please be advised that the Blackout Period is scheduled to overlap with the Company’s regularly scheduled trading blackout period that commences on September 30, 2004 and which is scheduled to end two business days after the Company’s earnings for the third quarter are announced.  As a result, the regularly scheduled trading blackout period will extend beyond the Blackout Period.

1.             You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the Blackout Period.  Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Company securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period).  There are also certain narrow exceptions for dividend reinvestment plans, certain automatic non-discretionary transactions within employee benefit plans (but not the Savings Plan), automatic formula grant programs, and exchanges by operation of law in connection with a merger or acquisition.

2.             This prohibition is imposed because, during the Blackout Period, participants in the Savings Plan will not be permitted to enter into transactions under the Savings Plan with respect to Company securities because the Savings Plan will be changing recordkeepers from AMVESCAP Retirement, Inc. to CitiStreet.

3.             The prohibition on sales and other transfers described in paragraph 1 above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company.  It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

4.             Participants in the Savings Plan generally will be prohibited from engaging in certain transactions with respect to the Savings Plan beginning on September 17, 2004.  The Blackout Period is expected to last through October 7, 2004.  You will be informed if the timing of the Blackout Period changes.

5.             For inquiries concerning either this Notice or the Blackout Period, please contact Jennifer L. Kraft, Associate General Counsel, Aon Corporation, 200 East Randolph Street, Chicago, Illinois 60601, (312) 381-5115, Jennifer_Kraft@aon.com.